Exhibit 10.18

FORM: STORE
Non-Apparel – NPR

LICENSEE:                                CRYSTAL MAGIC INC.                                                RETAIL PRODUCT LICENSE AGREEMENT
ADDRESS:                                7703 Kingspointe Parkway
                    Suite 300
                    Oriando,FL32819

THIS RETAIL PRODUCT LICENSE AGREEMENT is entered into by NBA Properties. Inc. (“NBAP”), with its principal office at 645 Fifth Avenue, New York, New York 10022. and the licensee listed above (“LICENSEE”) with regard to the commercial use of certain names, logos, symbols, emblems, designs and uniforms and all identifications, labels, insignia, indicia or trade dress thereof (the “Marks”) of the National Basketball Association (the “NBA”), the Women’s National Basketball Association (the “WNBA”) and their respective Member Teams (separately, the “NBA Marks” and the “WNBA Marks”). Subject to the terms of this Agreement and the attached NBAP Standard Terms and Conditions, NBAP hereby grants to LICENSEE, and LICENSEE hereby accepts, the non-exclusive right and license to use the NBA Marks and the WNBA Marks (collectively, the “Licensed Marks”) solely in connection with the manufacture, distribution and sale of the products described in Paragraph A below (“Licensed Products”) to the Authorized Purchasers described in Paragraph C below. No license or right is granted for the use of the NBA Marks or the WNBA Marks for any purpose other than on the Licensed Products sold to the Authorized Purchasers in accordance with this Agreement.

A.           LICENSED PRODUCTS: Crystal awards and crystal desktop accessories.

B.	TERM: The rights granted hereunder shall be perpetual, unless sooner terminated in accordance with the provisions of this Agreement (the “Term”).

C.
TERRITORY; NBA controlled channels, including without limitation. In-arena concessionaires of the Member Teams, The NBA Store on 5th Avenue in New York City, the NBA Store on NBA.com (or other such URL designated by NBAP). and NBA City (collectively, the “Authorized Purchasers”).

D.
PURCHASES; ROYALTY RATES; STATEMENTS; LICENSEE shall make Licensed Products only for sale to the Authorized Purchasers and only pursuant to purchase orders duly issued by the Authorized Purchasers (the “Purchase Order”). LICENSEE shall pay to NBAP a combined royalty and advertising promotion payment equal to 12% of the aggregate price of all. Licensed Products purchased by the Authorized Purchasers from LICENSEE (hereinafter referred to as a “Combined Royalty Payment”),

Within thirty (30) days following the end of each month, LICENSEE shall furnish to NBAP (on forms provided-by NBAP), a full and accurate statement indicating units sold, unit price, and the calculation of Combined Royalty Payments and, simultaneously with the submission of each such statement, LICENSEE shall make all Combined Royalty Payments due under this Agreement.

E	ADVERTISING AND PROMOTION:
Consistent with NBAP’s past practice of creating, undertaking and supporting advertising and promotion activities with respect to NBAP-licensed products sold at retail, NBAP shall devote up to two percent (2%) of the Combined Royalty Payments made by LICENSEE pursuant to Paragraph D above to cover the expenses incurred by MBAP in connection with such advertising and promotion activities.

AGREED TO AND ACCEPTED, subject                                                                                     AGREED TO AND ACCEPTED:
to and incorporating the attached NBAP                                                                                    NBA PROPERTIES, INC.
Standard Terms and Conditions which
the undersigned has read:                                                                                                              By:
CRYSTAL MAGIC INC.                                                                                                                 Salvatore LaRocca
                                                      Executive Vice President
                                                      Global merchandising Group

By: /s/Steven M. Rhodes
Title:  President                                                                                                Dated: 10/23/07

NBAP STANDARD TERMS AND CONDITIONS

1.	STATEMENTS AND PAYMENTS
LICENSEE shall not deduct or withhold from any payment to NBAP any amounts by reason of any tax (including any taxes imposed on NBAP). Any tax applicable to the distribution and sale of the Licensed Products shall be borne, and paid directly, by LICENSEE. All computations and payments shall be in U.S. dollars, from a U.S. source approved by NBAP, at the spot rate for the local currency as published in the Wall Street Journal for the last business day of the preceding month. If LICENSEE shall fail to timely pay any amount due under this Agreement, then without prejudice to any other rights that NBAP may have under this Agreement or otherwise, LICENSEE shall pay interest on such amount at a rate equal to the lesser of (i) three percent (3%) per annum over the highest prime rate (announced by JP Morgan Chase Manhattan Bank, New York branch) prevailing during the period between the date the payment first became due and the date such payment is actually paid or (ii) the highest rate permitted by law during the period between the date the payment first became due and the date such payment is actually paid. The receipt or acceptance by NBAP of any of the statements furnished or Combined Royalty Payments made by LICENSEE (including the cashing by NBAP of any checks) shall not preclude NBAP from auditing LICENSEE’S books and records pursuant to Paragraph 8 or claiming any shortfall in payments due hereunder.

2.	NON-RESTRICTIVE GRANT; RIGHTS RESERVED
Nothing in this Agreement shall prevent NBAP from granting any other licenses and rights. All rights not exclusively granted to LICENSEE in this Agreement are expressly reserved by NBAP. LICENSEE shall have no right to continue manufacturing or selling Licensed Products after the termination of this Agreement.

3.	OWNERSHIP OF MARKS AND GOODWILL
LICENSEE acknowledges that the NBA Marks and the WNBA Marks and the goodwill attached thereto belong exclusively to NBAP, the NBA, the WNBA and their respective Member Teams. LICENSEE also acknowledges (i) the great value of the goodwill associated with the NBA Marks and the-WNBA Marks, (ii) that the NBA Marks and the WNBA Marks are famous and (iii) that the NBA Marks and the WNBA Marks have secondary meanings in the minds of the public. LICENSEE agrees that all use by LICENSEE of the NBA Marks and the WNBA Marks shall inure to the benefit of NBAP, the NBA, the WNBA and their respective Member Teams, and any right that may accrue to LICENSEE related thereto shall be assigned to NBAP or its designee upon NBAP’s request. LICENSEE shall not, during the Term or thereafter, challenge (y) the rights of the Member Teams, whether severally owned or held in association as the NBA, WNBA or NBAP’s rights, in and to the NBA Marks and the WNBA Marks, or (z) the validity, legality or enforceability of this Agreement. LICENSEE shall not. without NBAP’s specific authorization, use, during or after the Term, (i) any Licensed Marks or (ii) any Marks or other material in connection with the Licensed Marks that are confusingly similar to the Licensed Marks, and/or that relate or refer to any Licensed Mark, Member Team or event or activity involving the NBA, the WNBA or a Member Team.

4.	PROTECTION OF RIGHTS
(a)
Assistance in Protecting Marks: LICENSEE shall cooperate to the fullest extent necessary to assist NBAP in the protection of the rights of NBAP, the NBA, the WNBA and their respective Member Teams in and to the Licensed Marks. Without limiting the effect of the preceding sentence, if any of LICENSEE’S authorized Third Party Contributors (as defined in Paragraph 7 below) uses the Licensed Marks for any unauthorized purpose, LICENSEE shall be responsible for, and shall cooperate fully and use its best efforts to stop, such unauthorized use.

(b)
Ownership of Other Intellectual Property: LICENSEE acknowledges that NBAP and/or the Member Teams are the exclusive owners of all variations of the Licensed Marks and all designs or graphics that incorporate any aspect of the Licensed Marks. Any intellectual property rights in the Licensed Marks that may accrue to LICENSEE shall inure to the benefit of NBAP and shall be assigned to NBAP upon its request.

Any copyright, trademark, service mark or other intellectual property right used, created, developed or procured by or on behalf of LICENSEE with respect to or involving (i) any Licensed Product or (ii) the Licensed Marks, derivations or adaptations of the Licensed Marks or (iii) any word, symbol or design which uses or is similar to the Licensed Marks so as to suggest association with or sponsorship by the NBA, the WNBA, one of their respective Member Teams or any of their affiliates, is hereby assigned, or in the case of rights not yet assignable, shall be assigned to NBAP, and upon NBAP’s request, LICENSEE shall, at its sole expense, apply for registration of such intellectual property right in the name of NBAP or its designee. To the extent such intellectual property right was not created by LICENSEE, LICENSEE shall take all necessary steps to secure an assignment to NBAP of such intellectual property, including, but not limited to, any copyright from a creator of any original work of authorship that does not constitute a work made for hire. Any copyright, trademark, service mark or other intellectual property right affecting or relating to the Licensed Marks procured in the name of LICENSEE or applied for in the name of LICENSEE is hereby assigned to NBAP. LICENSEE shall supply NBAP with any necessary supporting materials required to obtain registrations of any intellectual property right required to be assigned to NBAP under this Agreement.
(c)
Designs: All designs of the Licensed Products, including any packages, containers or tags, shall be subject to NBAP’s prior written approval and shall be used solely in furtherance of this Agreement, and such designs will not be used in any other respect by LICENSEE nor will LICENSEE permit any third party to use such designs, except as may be authorized by NBAP. Notwithstanding the foregoing, NBAP acknowledges that LICENSEE may hold other licenses pursuant to which LICENSEE manufactures, distributes or sells products similar in design to the Licensed Products, and nothing in this Agreement is intended to prohibit LICENSEE’S manufacture, distribution or sale of such products not bearing or relating to the Licensed Marks.

(d)
Notices, Labeling and Records: NBAP may from time-to-time designate such copyright, trademark or service mark notices (including the form, location and content of such notices) that LICENSEE shall cause to appear on or within each Licensed Product sold, by means of a tag, label, imprint or other appropriate device, in every instance in which any Licensed Mark is used. The following applicable, general notice (in the English language and the language of the country where the Licensed Products will be sold) must be included on a label, the packaging material or on a separate slip of paper packed with or attached to the Licensed Product:

“The NBA and individual NBA member team identifications reproduced on this product are trademarks and copyrighted designs, and/or other forms of intellectual property, that are the exclusive property of NBA Properties, Inc. and the respective NBA member teams and may not be used, in whole or in part, without the prior written consent of NBA Properties, Inc. © 200_ NBA Properties, Inc. All rights reserved.”
“The WNBA and individual WNBA team identifications reproduced on this product are trademarks and copyrighted designs, and/or other forms of intellectual property, that are the exclusive property of WNBA Enterprises, LLC and may not be used, in whole or in part, without the prior written consent of WNBA Enterprises, LLC. © 200_ WNBA Enterprises, LLC. All rights reserved.”
LICENSEE shall: (i) cause all Licensed Products to bear the NBA logo or WNBA logo on either the article or its packaging in such place, in such prominence, and in such form as NBAP may designate from time-to-time, (ii) faithfully comply with and adhere to NBAP’s mandatory holographic label and hang tag system, or such other shipment tracking, identification and anti-counterfeiting systems, packaging tags and labels that NBAP may establish from time-to-time, (iii) unless approved in writing by NBAP, not cross-license or otherwise use other licensed properties or other Marks with the Licensed Products or Licensed Marks and (iv) keep appropriate records, and advise NBAP, of the date when each of the Licensed Products is first placed on sale or sold in each country of the Territory and the date of first use in each country of each different Licensed Mark on the Licensed Products and any promotional or packaging materials, 5.

5.           INDEMNIFICATIONS
(a)
LICENSEE Indemnification; LICENSEE shall be solely responsible for, and shall defend, hold harmless and indemnify NBAP, NBA Media Ventures, LLC (“NBAMV”), the NBA, the WNBA, their respective Member Teams and the National Basketball Players Association (“NBPA”), and their respective affiliates, owners, directors, governors, officers, employees and agents (collectively “NBA Parties”) against any claims, demands, disputes (including disputes arising out of or in connection with this Agreement between the parties hereto) causes of action or damages, including attorneys’ fees (collectively, “Claims”), arising out of an allegation relating or referring to: (i) any act or omission of LICENSEE, any Third Party Contributor (as defined In Paragraph 7 below) or any other entity acting on LICENSEE’S behalf (whether or not approved by NBAP pursuant to this Agreement), (ii) any breach of this Agreement by LICENSEE, any Third Party Contributor or any other entity acting on LICENSEE’S behalf (whether or not approved by NBAF pursuant to this Agreement), (iii) the manufacture, distribution, sale, possession or use of any Licensed Product (including, but not limited to, claims relating to (w) any alleged defect (whether obvious or hidden and whether or not present in any sample approved by NBAP) in a Licensed Product or in any packaging or other materials, (x) any alleged injuries to persons or property, (y) any infringement of any rights of any person or entity or (z) the alleged failure by LICENSEE, any Third Party Contributor or any other entity acting on LICENSEE’S behalf (whether or. not approved by NBAP pursuant to this Agreement), to comply with applicable laws, regulations, standards, the terms of the NBAP vendor compliance guide, as amended from time to time by NBAP (the “Compliance Guide”), or the terms of the NBAP Code of Conduct, as amended from time to time by NBAP (the “Code of Conduct”), attached hereto as Exhibit A or (iv) any claim that any Licensed Product or element thereof violates or infringes upon the trademark, copyright or other intellectual property rights (including trade dress and rights of publicity and privacy) of a third party, provided LICENSEE is given prompt written notice of any such Claim. NBAP shall have the option to undertake and conduct the defense of any such Claim at LICENSEE’S expense. In the event NBAP has opted to allow LICENSEE to undertake and conduct the defense of any Claim in any instance to which the foregoing indemnities pertain, NBAP shall approve of the counsel who shall conduct the defense of such Claim. In any instance to which such indemnities pertain, LICENSEE shall keep NBAP fully advised of all developments pertaining to such Claim and shall not enter into a settlement of such Claim or admit liability or fault without NBAP’s prior written approval. LICENSEE shall obtain and maintain product liability insurance providing protection for the NBA Parties against any Claims arising out of any alleged defects in the Licensed Products or any use of the Licensed Products, in an amount and providing coverage satisfactory to NBAP (including the amount of the deductible, rating of insurance and notice provisions). Such insurance obligations shall not limit LICENSEE’S indemnity obligations.

(b)
NBAP Indemnification: NBAP shall be solely responsible for, and shall defend, hold harmless and indemnify LICENSEE, its directors, officers, employees and agents against any Claims arising out of an allegation relating or referring to: (i) a claim that the use of the Licensed Marks as specifically approved by NBAP in accordance with the terms of this Agreement violates or infringes upon the trademark, copyright or other intellectual property rights (including trade dress) of a third party in or to the Licensed Marks or (ii) any breach of this Agreement by NBAP, provided NBAP is given prompt written notice of and shall have the option to undertake and conduct the defense of any such Claim. In any instance to which the foregoing indemnities pertain, LICENSEE shall cooperate fully with and assist NBAP in all respects in connection with any such defense. In any instance to which such indemnities pertain, , NBAP shall not enter into a settlement of such Claim or admit liability or fault without LICENSEE’S prior written approval.

(c)
Release: In consideration of the rights granted under this Agreement, except with respect to Claims for which NBAP indemnifies LICENSEE pursuant to Paragraph 5(b), LICENSEE hereby releases the NBA Parties from any Claims that, now or in the future arise out Of or in any manner relate to the manufacture, distribution or sale of the Licensed Products.

6.           QUALITY; APPROVALS; SAMPLES
LICENSEE shall cause the Licensed Products to meet and conform to high standards of style, quality and appearance. In order to assure NBAP that it is in compliance with such standards and other provisions of this Agreement, with respect to any Licensed Product, LICENSEE must obtain the approval of NBAP with respect to such Licensed Product before producing or distributing such Licensed Product:

(a)
Pre-Production: Before producing or distributing of any product bearing a Licensed Mark, LICENSEE shall submit to NBAP all artwork, three dimensional models (if any), prototypes, mock-ups and samples of each product in accordance with the procedures set forth in the Compliance Guide. NBAP shall approve or disapprove in writing all submissions, in its sole discretion, before LICENSEE shall be entitled to distribute, use, produce commercial quantities of or sell any item relating to any such submission. All approvals or authorizations by NBAP are to be granted or withheld in NBAP’s sole discretion and must be evidenced in writing. LICENSEE acknowledges that NBAP’s approval of an article does not imply approval of, or license to use, any elements not owned or controlled exclusively by NBAP contained in the article.

(b)
Promotional Use of Product: If NBAP wishes to purchase Licensed Products for give-away purposes and not for resale, LICENSEE shall sell the Licensed Products to NBAP at LICENSEE’S direct manufacturing cost for such Licensed Products and LICENSEE shall not be required to make Combined Royalty Payments on such sales to NBAP.

(c)
Rejections and Non-Compliance: All submissions or samples not approved by NBAP shall promptly be destroyed by LICENSEE. In the event of LICENSEE’s unapproved or unauthorized manufacture, distribution, use or sale of any products or materials bearing the Licensed Marks, or the failure of LICENSEE to comply with Paragraphs 6, 7(a) or 7(b), NBAP shall have the right: (i) to revoke LICENSEE’S rights with respect to any Licensed Product and cancel any Purchase Order for any Licensed Product, without liability, whether or not such Licensed Product has already been received and/or accepted by NBAP, and if already received by NBAP, such Licensed Product shall be returned to LICENSEE at Its own expense and risk and/or (ii) at LICENSEE’S expense, to confiscate or order the destruction of such unapproved, unauthorized or non-complying products. Such right(s) shall be without prejudice to any other rights NBAP may have under this Agreement, the Purchase Order or otherwise.

7.	COMPLIANCE
(a)
Third Party Contributors: If LICENSEE desires to use a third party manufacturer, supplier, subcontractor or sublicensee (each, a “Third Party Contributor”) in connection with the manufacturing of all or any part of a Licensed Product, LICENSEE must first notify NBAP of the name and address of such proposed Third Party Contributor and of the Licensed Product LICENSEE desires such proposed Third Party Contributor to manufacture. NBAP shall have the right, in its sole discretion, to withhold or withdraw approval of any proposed Third Party Contributor and may predicate its approval on any terms or conditions as NBAP shall determine in its sole discretion. LICENSEE may not use a Third Party Contributor in connection with the manufacture of all or any part of a Licensed Product prior to receiving such approval from NBAP. Attached as Schedule A is a true and complete list of all Third Party Contributors authorized by NBAP as of the date of execution of this Agreement.

(b)
Conduct Requirements: LICENSEE represents and warrants to NBAP that LICENSEE shall faithfully comply with and adhere to, and LICENSEE shall take all steps necessary to ensure that all Third Party Contributors shall faithfully comply with and adhere to, all of the terms, provisions and policies contained in this Agreement, the Code of Conduct and the Compliance Guide and all applicable United States and foreign laws, government rules and regulations, court and administrative decrees and the highest standard of business ethics then prevailing in the industry with regard to the conduct of all aspects of LICENSEE’S (or any Third Party Contributors) business and the manufacture, distribution, sale, testing and use of all Licensed Products (collectively, “Conduct Requirements”). NBAP and its authorized representatives shall have the right, upon reasonable prior notice, to examine and audit LICENSEE to ensure compliance with the Conduct Requirements, LICENSEE shall allow NBAP or its designee or NBAP’s or its designee’s authorized representatives access to any of its premises, personnel and business records at all reasonable times for the purposes of such auditing. LICENSEE shall take all necessary steps in negotiating contracts with Third Party Contributors to provide NBAP and its authorized representatives with a contractual right to audit such Third Party Contributors to ensure compliance with the Conduct Requirements, including the right of NBAP to have access to the premises and personnel of any Third Party Contributor at all reasonable times for the purposes of such auditing.

(c)
Governmental Approvals: It shall be LICENSEE’S sole responsibility, at its sole expense, to obtain all approvals of all governmental authorities which may be necessary in connection with the Licensed Products and LICENSEE’S performance under this Agreements.

8.	RECORDS; AUDITS
LICENSEE shall keep accurate books of account and records covering all transactions relating to the license granted in this Agreement. NBAP and its authorized representatives shall have the right, upon reasonable prior notice, to examine and audit such books of account and records and all other documents and materials in LICENSEE’S possession or under its control (including records of LICENSEE’S parents, subsidiaries, affiliates and third parties, if they are involved in activities which relate to this Agreement) relating to this Agreement. NBAP shall have free and full access for such purposes and for the purpose of making extracts and copies. Should an audit by NBAP establish a deficiency between the amount found to be due NBAP and the amount LICENSEE actually paid or reported, the LICENSEE shall pay the amount of such deficiency, plus interest at the then current prime rate (as announced by Chase Manhattan Bank, New York branch) from the date such amount should have been paid until the date of payment Should such audit establish a deficiency of more than five percent (5%), LICENSEE shall also pay for the cost of the audit. .LICENSEE shall pay such amount within thirty (30) days. All such books of account and records shall be kept available for at least one (1) year after the termination of this Agreement. LICENSEE shall supply NBAP with true and complete copies of any agreement it has entered into, or in the future enters into, with any Member Team or any NBA or WNBA player

9.	EARLY TERMINATION
Without prejudice to any other rights NBAP may have pursuant to this Agreement or otherwise, NBAP shall have the right, upon five (5) days’ written notice, to terminate this Agreement LICENSEE shall pay NBAP, within thirty (30) days after such termination, all Combined Royalty Payments payable to NBAP under this Agreement After termination of this Agreement, LICENSEE shall have no further right hereunder to manufacture, distribute or sell (or authorize any third party to manufacture, distribute or sell), any Licensed Product or otherwise use any NBA Mark or WNBA Mark.

10.           DISPOSAL OF STOCK
Ten (10) days after any termination under Paragraphs 6 or 9, LICENSEE will furnish to NBAP a certificate showing the number and description of Licensed Products on hand or in process of manufacture and LICENSEE shall destroy all such Licensed Products.

11.           EQUITABLE RELIEF
LICENSEE acknowledges that (i) the Licensed Marks possess a special, unique and extraordinary character which makes difficult the assessment of the monetary damage which NBAP would sustain as a result of the unauthorized use thereof and (ii) any unauthorized or unapproved use of the Licensed Marks would cause immediate and irreparable damage to NBAP for which NBAP would not have an adequate remedy at law. Therefore, LICENSEE agrees that, in the event of a breach of this Agreement by LICENSEE, in addition to such other legal and equitable rights and remedies as shall be available to NBAP, NBAP shall be entitled to injunctive and other equitable relief, without the necessity of proving damages or furnishing a bond or other security.

12.	NOTICES
All notices and statements to be given and all payments to be made under this Agreement shall be given or made at the respective address of the parties as set forth above, unless notification of a change of address is given in writing. Any notice of breach or default must be in writing and sent by facsimile, overnight express delivery, or registered or certified mail, return receipt requested, properly addressed and stamped. Any written notice shall be deemed to have been given at the time it is sent.

13.           NO JOINT VENTURE
Nothing in this Agreement shall be construed to place the parties in the relationship of partners or joint venturers. Neither party shall have the power to obligate or bind the other to a third party in any manner whatsoever

14.           ARBITRATION OF CERTAIN MATTERS
Any dispute or disagreement between the parties relating solely to the amount of Combined Royalty Payments owing under this Agreement shall be settled by arbitration in New York City under the rules then in effect of the American Arbitration Association. Judgment upon the award may be entered in any court having jurisdiction. No other dispute or disagreement between the parties (including any claim by NBAP that LICENSEE is using the Licensed Marks in a manner not authorized by this Agreement or is otherwise in breach of this Agreement) shall be settled by arbitration. All decisions by NBAP relating to disapproval of any Licensed Product shall be final and binding on LICENSEE and shall not be subject to review in any proceeding.

15.           NO USE OF PLAYERS
LICENSEE acknowledges that this Agreement does not grant to LICENSEE any licenses or rights with respect to the use of the names, likenesses or other attributes of any NBA or WNBA player (collectively, “Player Attributes”). The license granted under this Agreement does not include, and shall not be used to imply, a testimonial or endorsement of any Licensed Products by any NBA player. LICENSEE shall not use Player Attributes in any manner that may imply such a testimonial or endorsement without first obtaining written authorization from the subject player(s). LICENSEE shall not (a) enter into any endorsement or other form of agreement with any NBA or WNBA player without the prior written approval of NBAP (which approval may be granted, withheld or conditioned in NBAP’s sole discretion), (b) take any action to cause or induce any NBA or WNBA player to “opt-out” of any group license agreement between NBAP and NBPA (or its successor) or WNBA Enterprises, LLC (“WNBAE”) and WNBPA (or its successor), to breach any collective bargaining agreement between the NBA and NBPA (or its successor) or WNBAE and WNBPA (or its successor) or to breach any NBA or WNBA Uniform Player Contract, and/or (c) take any action to cause or induce any NBA or WNBA player to wear or use any apparel or accessory products and/or not to wear any “on-court” product manufactured by an NBAP licensee, in either case, during a game (including warm-up periods, going to and from the locker room to the playing floor and pre- and post-game media sessions) or a team practice.

16.          WARRANTIES
Each party represents and warrants that it has the right and authority to enter into and perform this Agreement and NBAP represents and warrants that it has the right to grant the rights to use the Licensed Marks in accordance with the terms and conditions of this Agreement. LICENSEE represents and warrants that the Licensed Products shall comply with the Conduct Requirements. NBAP’s approval of such materials will not imply a representation or belief that NBAP believes such materials are sufficient to meet applicable laws, regulations and standards. LICENSEE further represents and warrants that the Licensed Products and all graphics used on Licensed Products will not violate the intellectual property rights of any third party.

17.          SEVERABILITY
In the event any provision of this Agreement is found to be void, invalid or unenforceable as a result of any judicial or administrative proceeding or decree, this Agreement shall be construed and enforced as if such provision were not contained in this Agreement,

18.          ASSIGNMENT
This Agreement and any rights granted under this Agreement are personal to LICENSEE and shall not be assigned, sublicensed, subcontracted or encumbered, directly or indirectly, by law or by contract, without NBAP’s prior written consent.

19.          MISCELLANEOUS
(a)
Waiver: None of the provisions of this Agreement can be waived or modified except expressly by a writing signed by both parties. There are no representations, promises, agreements, warranties, covenants or undertakings by either party other than those contained in this Agreement No failure on the part of NBAP to exercise any right under this Agreement shall operate as a waiver of such right; nor shall any single or partial exercise of any right preclude any other or further exercise or the exercise of any other rights.

(b)
Survival: No termination of this Agreement shall relieve LICENSEE of its obligation to pay NBAP any amounts due to NBAP at the time of termination, regardless of whether these amounts are then or thereafter payable. The provisions of Paragraphs 8 and 19(d) shall survive the termination of this Agreement.

(c)
Governing Law and Jurisdiction: This Agreement shall be construed in accordance with the laws of the State of New York, USA, without regard to its principles of conflicts of laws. Any claim arising under this Agreement (except as provided under Paragraph 14) shall be prosecuted only in a federal or state court of competent jurisdiction located within the City of New York, USA and LICENSEE consents to the jurisdiction of such court and to the service of process by mail.

(d)
Confidentiality: LICENSEE shall not (nor shall it permit or cause its employees or agents or any Third Party Contributor to) divulge, disseminate or publicize the terms of, or the information relating to, this Agreement to any third party (other than its attorneys or accountants), except as may be required by law or to fulfill the terms of this Agreement.

(e)
Construction: This Agreement has been executed in a text using the English language, which text shall be controlling. This Agreement, together with any exhibits or attachments, when fully-executed shall constitute the entire agreement and understanding between the parties and cancels, terminates and supersedes any prior agreement or understanding relating to the subject matter of this Agreement between LICENSEE and the NBA, WNBA any Member Team, NBAP or NBAMV. The headings in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement. This Agreement shall not be binding on NBAP until signed on its behalf by its President or Executive Vice President. Global Merchandising Group or such other executive designated by the President to sign # # #

SCHEDULE A

Third Party Contributors

[To be provided by LICENSEE]

EXHIBIT A

LICENSEE AND SUPPLIER CODE OF CONDUCT

The NBA’s mission is to be the most respected and successful sports league and sports marketing organization in the world. In keeping with this mission, NBA Properties, Inc., WNBA Enterprises, LLC and NBA Development League, LLC (collectively, the “NBA Entities”) are committed to conducting their business in a socially responsible and ethical manner. We expect all NBA Entities licensees, including their contractors, engaged in the manufacture and sourcing of products bearing NBA, WNBA, NBADL and USA Basketball Marks (collectively “Product Suppliers”) to share this commitment. At a minimum, all Product Suppliers must adhere to the following Licensee and Supplier Code of Conduct:

1.     ETHICAL STANDARDS
Product Suppliers shall conduct their businesses in accordance with the highest standards of ethical behavior.

2.     COMPLIANCE WITH APPLICABLE LAWS
Product Suppliers shall comply with all applicable laws and regulations of the countries, states and localities in which they operate.

3.     EMPLOYMENT PRACTICES
The NBA Entities will only do business with Product Suppliers whose employees are appropriately compensated, present at work voluntarily, not at undue risk of physical harm and not exploited in any way. In addition, Product Suppliers must comply with the following specific standards:

•
Wages and Benefits: Product Suppliers shall provide wages, overtime compensation and benefits at not less than the minimum levels required by applicable laws and regulations or the prevailing local industry levels, if higher.

•
Working Hours: Product Suppliers shall, at a minimum, comply with all applicable working hours laws and regulations. Except in unusual business circumstances, employees shall not be required to work more than the lesser of (a) 48 hours per week and 12 hours of overtime or (b) the limits on regular and overtime hours allowed by local law or, where local law does not limit the hours of work, the regular work week in such locality plus 12 hours of overtime. In addition, except in unusual business circumstances, employees shall be entitled to at least one day off in every seven-day period.

•	Child Labor: Product Suppliers shall not employ any person under the age of 15 (or 14 where allowed by local law) or under the local age for completing compulsory education, if higher

•	Forced Labor: Product Suppliers shall not use any forced labor, whether in the form of prison labor, indentured labor, bonded labor or otherwise.

•
Harassment or Abuse: Product Suppliers shall treat each employee with dignity and respect, and shall not use corporal punishment, threats of violence or other forms of physical, sexual, psychological or verbal harassment or abuse.

•
Nondiscrimination: Product Suppliers shall not discriminate in employment practices on the basis of race, religion, age, nationality, social or ethnic origin, gender, sexual orientation, political opinion or disability.

•
Freedom of Associations Product Suppliers shall recognize and respect the right of employees to join organizations of their own choosing and shall neither threaten nor penalize employees for their efforts to organize or bargain collectively.

•
Health and Safety: Product Suppliers shall provide employees with a safe and healthy working environment. Manufacturing facilities shall, at a minimum, contain clean restrooms, potable water, adequate fighting, adequate ventilation and fire exits, Residential facilities, if provided, shall also be kept sanitary and safe.

4.     ENVIRONMENTAL REQUIREMENTS
Product Suppliers shall comply with all applicable environmental laws and regulations.

5.     COMMUNICATION
Product Suppliers shall take appropriate steps to ensure that the provisions of this Code are communicated to employees, including the prominent posting of the Code (in the local language) in their manufacturing facilities,

6.     MONITORING AND COMPLIANCE
Product Suppliers shall conduct periodic audits of manufacturing facilities, on the basis of which they shall certify to the NBA Entities on request either that (a) all products bearing NBA, WNBA, NBADL and USA Basketball trademarks have been manufactured in compliance with this Code, or (b) identified facilities have been found not to be in compliance with this Code, in which event the Product Supplier shall specify appropriate and effective steps to remedy the non-compliance. The NBA Entities or their representatives are authorized to engage in monitoring activities to confirm compliance with this Code, including on-site inspections of manufacturing facilities and residential facilities, audits of records relating to employment matters and private Interviews with employees at all levels. Product Suppliers shall retain and make available to the NBA Entities or their representatives, either on site or at agreed upon locations, all documentation that may be required to assess whether or not the Product Supplier is in compliance with this Code.
7.     FAILURE TO COMPLY
The NBA Entities reserve the right, in addition to all other legal and contractual rights, to terminate its relationship with any Product Supplier found to be in violation of this Code.